EXHIBIT 99.1

CMS Bancorp, Inc. Announces June 30, 2010 Quarterly Results

WHITE PLAINS, N.Y., Aug. 4, 2010 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank, announced results for the quarter and nine months ended June 30, 2010, which reflect net income of $20,000, or $.01 per share, in the quarter ended June 30, 2010, compared to a net loss of $119,000, or $0.07 per share, in the quarter ended June 30, 2009. In the nine month period ended June 30, 2010, the Company had net income of $87,000, or $0.05 per share, compared to a net loss of $105,000, or $0.06 per share, in the nine months ended June 30, 2009.

President and CEO John Ritacco stated that "we continue to make progress toward achieving long term profitability goals, as evidenced by the substantial growth in our net interest income, which rose by 23.6% and 19.5% in the three and nine month periods ended March 31, 2010, respectively, compared to the same periods in 2009. Net interest income was $1.9 million in the three month period ended June 30, 2010, compared to $1.6 million in the three months ended June 30, 2009, and $5.7 million in the nine month period ended June 30, 2010, compared to $4.8 million in the comparable period of 2009."

Commenting on the increase in net interest income, Mr. Ritacco reported that "while the historically low interest rate environment has led to a record level of prepayments in our one-to-four-family mortgage portfolio, we have experienced $9.5 million of net additions to our portfolio in the last nine months, principally in the non-residential real estate mortgage, multi-family and secured commercial loan portfolios. These new loans, along with reduced interest costs helped contribute to the improvement in interest rate spreads from 2.51% in the quarter ended June 30, 2009 to 3.20% in the quarter ended June 30, 2010, and from 2.71% in the nine months ended June 30, 2009 to 3.15% in the nine months ended June 30, 2010."

The Company reported that as of June 30, 2010 and September 30, 2009, the allowance for loan losses was 0.46% and 0.44% of loans outstanding, respectively.  During the nine months ended June 30, 2010, $85,000 was added to the allowance for loan losses.  Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer, stated that "despite some recent positive trends in the economy, the banking industry in general has seen increases in loan delinquencies and defaults over the past two years, particularly in the subprime sector. The Company however has not experienced significant delinquencies or losses in its loan portfolio due primarily to its conservative underwriting policies. As of June 30, 2010 and September 30, 2009, the Company had $1.7 million of non-performing loans (0.95% of net loans outstanding) which are in process of foreclosure, and are considered impaired and have been placed on non-accrual status."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)

	June 30,	September 30,
	2010	2009
ASSETS
Cash and cash equivalents	$7,491	$7,304
Securities	46,608	58,643
Loans, net	178,758	169,293
Other assets	9,709	7,924
Total assets	$242,566	$243,164

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$183,285	$184,387
Borrowed money	34,616	34,726
Other liabilities	3,448	3,138
Total Liabilities	221,349	222,251
Stockholders' equity	21,217	20,913
Total liabilities and stockholders' equity	$242,566	$243,164

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In thousands, except per share data)

	Quarters Ended
	June 30,
	2010	2009

Interest income	$2,848	$2,858
Interest expense	909	1,289
Net interest income	1,939	1,569
Provision for loan losses	25	--
Net interest income after provision for loan losses	1,914	1,569
Non-interest income	108	184
Non-interest expense	1,978	1,918
Income (loss) before income taxes	44	(165)
Income tax expense (benefit)	24	(46)
Net income (loss)	$20	$(119)
Net income (loss) per common share	$0.01	$(0.07)
CONTACT: CMS Bancorp, Inc.
         Stephen E. Dowd, Senior Vice President & Chief Financial
          Officer
         914-422-2700